                                                                 EXHIBIT 10.28
                               LICENSE AGREEMENT

THIS AGREEMENT, effective June 14, 1996, is between Soltec Research PTY Limited ("SOLTEC"), an organization organized under the laws of Australia (A.C.N. 006 363 891), having an address at 8 Macro Court, Rowville, Victoria 3178 Australia and Connective Therapeutics, Inc. ("CONNECTIVE"), a corporation organized under the laws of Delaware, having an address at 3400 West Bayshore Road, Palo Alto, California 94303 U.S.A.

WHEREAS, SOLTEC owns or is licensed under all rights of whatsoever nature for the Territory for a betamethasone mousse product (the "Product"); and

WHEREAS, pursuant to the Exclusive Option Letter Agreement dated March 25, 1996 as amended on even date herewith (copies attached as Exhibit A). CONNECTIVE has acquired from SOLTEC an exclusive Option for a license to the exclusive rights, including the right to grant sub-licenses, under SOLTEC's entire rights in and to such Product for the Territory; and

WHEREAS, CONNECTIVE wishes to exercise its Option for the Product;

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1.       DEFINITIONS

1.1 "Affiliate" shall mean in respect of either party any corporation or business entity controlled by, controlling, or under common control with SOLTEC or CONNECTIVE, respectively. For this purpose "control" shall mean the direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of, or at least fifty percent (50%) interest in the income of, such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

1.2 "Market Exclusivity" shall mean the absence of sales of a betamethasone mousse or equivalent quick break foam product by any party other than CONNECTIVE, its Affiliates or its sub-licensees.

1.3 "MEDEVA" shall mean Medeva PLC, having a registered office at 10 St. James's Street, London SW1A 1EF England, i.e., the organization that is SOLTEC's exclusive licensee for the Product outside the Territory.

1.4 "Territory" shall mean the NAFTA countries, i.e., The United States of America, Canada and Mexico.

1.5 "NDA" shall mean a new drug application filed with the United States Food and Drug Administration ("FDA").

1.6 "Net Sales" shall mean the proceeds actually received by CONNECTIVE, its Affiliates and its sub-licensees from the sale of Product to non-affiliated purchasers less:
         (a)      trade, quantity and cash discounts actually allowed and taken;
         (b) credits actually allowed on account of the rejection or return or billing error relating to any Product previously billed and paid;
         (c)      freight, other transportation and insurance costs; and
         (d) taxes imposed on account of such sale (including, without limitation, sales, value-added and distribution taxes).
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1.7      "Patent(s)" shall mean all patents, and patent applications and any patents issuing therefrom, together with any extensions, reissues, reexaminations, substitutions, renewals, divisions, continuations, continuations-in-part and NAFTA counterparts thereof or therefor, in the possession of, licensed to or otherwise controlled by SOLTEC presently or hereafter during the term of this Agreement, that directly claim or relate to the manufacture, use or sale of the Product in the Territory, including without limitation, PCT application GB96 00490, filed March 1, 1996 and claiming priority from UK application 9504265.1, filed March 5, 1995 (copy attached as Exhibit B).

1.8 "Product" shall mean the betamethasone mousse product, as described in the Product Specification (copy attached as Exhibit C), and as further described in the MCA Marketing Authorisation Application under the Marketing Authorisation Type and Number PL0039/0488 (copy of Section 1 attached as Exhibit D).

1.9 "Product Information" shall mean the dossier, data and results of clinical and other trials and investigations relating to the Product, including the MCA Marketing Authorisation Application under the Marketing Authorisation Type and Number PL0039/0488 and the right of cross-reference thereto, together with all other information relating to the specification of the Product and information relating to the manufacture (including method, conditions, and process equipment), testing (including quality control standards, assay methods and stability studies), storage and use of the Product now or hereafter during the term of this Agreement in the possession or under the control of SOLTEC or any Affiliate (including by way of agreement with MEDEVA).

1.10 "Proprietary Information" shall mean any information of value, not generally known to the public, including (but not limited to):
         (a) the Product Information; the development status of the Product; Product indications and modes of administration; technical information, such as clinical, biological, pharmaceutical and characterizing data; and know-how; and

         (b) business information, such as reports; records; customer lists; supplier lists; marketing and sales plans; financial information; costs; and pricing information.

1.11 "Quarter" shall mean in respect of each calendar year, a period of three consecutive calendar months beginning January 1, April 1, July 1 and October 1 and ending March 31, June 30, September 30 and December 31, respectively.

1.12     "Transfer Date" shall mean 20 May 1996.

1.13 "Valid Claim" shall mean a claim of an issued, unexpired Patent in the Territory that has not been abandoned for any reason, which, but for the license to CONNECTIVE hereunder would be infringed by CONNECTIVE's manufacture, use or sale of a Product, which claim has not been held invalid or unenforceable by a decision of a court of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid through reissue, reexamination or disclaimer.

2.       GRANT/ACQUISITION OF RIGHTS

2.1 With effect from the Transfer Date and for the consideration referred to in Section 5 below SOLTEC hereby sells and assigns and CONNECTIVE agrees to purchase the following rights in the Territory free from all liens, interests or equities, charges and encumbrances, namely: the Product and the Product Information.
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SOLTEC/CONNECTIVE
License Agreement
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2.2      With effect from the Transfer Date and for the consideration referred to in Section 5 and, to the extent required to enable CONNECTIVE to develop, manufacture, use and/or sell the Product directly or indirectly, SOLTEC hereby grants to CONNECTIVE (or agrees to procure the grant to CONNECTIVE without additional obligation of CONNECTIVE to make payments pursuant to Section 5 or otherwise) an irrevocable exclusive license under the Patents in the Territory with the right to sub-license.

2.3 SOLTEC undertakes to do all such acts and provide all such formal assignments, transfers and licenses as may be legally permissible and appropriate to ensure that CONNECTIVE or its nominees or assigns acquires all SOLTEC's rights (including sub-contracting and sub-licensing) to use, manufacture, distribute and market, directly or indirectly, the Product in the Territory as from the Transfer Date.

2.4 CONNECTIVE is hereby granted the right to communicate, contract directly with, visit and inspect MEDEVA's manufacturer(s) for the Product (presently CCL) to obtain a source of supply for the Product as manufactured for MEDEVA presently and in the future pursuant to any marketing authorisation resulting from the MCA Marketing Authorisation Application under the Marketing Authorisation Type and Number PL0039/0488, and a non-exclusive license under any patent (substantially as defined above) that would be infringed by the manufacture of the Product outside the NAFTA Territory for use and/or sale in the Territory.

3.       TECHNOLOGY TRANSFER AND ASSISTANCE

3.1 Promptly after the Transfer Date SOLTEC shall transfer and communicate the Product Information to CONNECTIVE or its nominees or assigns. Until such transfer is completed, SOLTEC will allow CONNECTIVE or its representatives or nominees or assigns to inspect and/or to be provided with copies of all such information.

3.2 At CONNECTIVE's request, SOLTEC shall promptly provide to CONNECTIVE or its nominees or assigns such technical assistance and the services of its suitably qualified staff as may reasonably be required to assist CONNECTIVE or its nominees or assigns to acquire a proper understanding of the Product Information, whether at CONNECTIVE's premises or at SOLTEC's premises, at SOLTEC's cost and expense. The obligation to provide such assistance shall terminate twelve months after the beginning of manufacture of the Product by CONNECTIVE or its nominee or assignee as the case may be. Where the provision of assistance requires the attendance of SOLTEC's staff in the US this shall be limited to two visits per calendar year at SOLTEC's expense.

3.3 As part of or in addition to the foregoing, SOLTEC shall assist CONNECTIVE as provided in Exhibit E.

4.       PRODUCT DEVELOPMENT

4.1 It shall be CONNECTIVE's responsibility to apply for product licenses and other marketing authorizations in the Territory. Except in the event of unforseen complications, CONNECTIVE's application for Canada shall be filed within three (3) years, and in Mexico five (5) years, starting from the effective date of this Agreement, failing which SOLTEC shall have the option, upon notice as provide in Sections 9.3 and
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SOLTEC/CONNECTIVE
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         9.4 below, to rescind CONNECTIVE's license hereunder for such country within the Territory.

4.2 All product licenses and marketing authorizations for the Product in the Territory shall be and remain the property of CONNECTIVE.

4.3 CONNECTIVE and SOLTEC shall make available to each other during the term of this Agreement all safety data obtained, including any details regarding complaints and adverse event reports relating to the use of the Product.

4.4 Upon SOLTEC's request, CONNECTIVE shall make available to SOLTEC all Product-related clinical data obtained during the term of this Agreement, for SOLTEC's use in assisting other licensees product registration efforts outside the Territory. SOLTEC agrees that such information will be provided to other licensees only under written obligation of confidentiality equivalent to the provisions of this Agreement, and only upon payment to CONNECTIVE of the Clinical Data Access Fee provided in Section 5.12 below.

5.       CONSIDERATION

5.1 CONNECTIVE agrees to pay SOLTEC a "License Fee" of [*] payable as follows: [*] upon signing this License Agreement, [*] upon filing of CONNECTIVE's NDA for a Product, and [*] upon approval of CONNECTIVVE's NDA for a Product.

5.2 SOLTEC hereby acknowledges receipt of CONNECTIVE's Option Fee of [*], and that such Option Fee is fully creditable against the License Fee of Section 5.1 as follows: [*] upon signing this License Agreement and [*] upon approval of CONNECTIVVE's NDA for a Product.

5.3 CONNECTIVE will pay SOLTEC a royalty on Net Sales of Product in the Territory as follows:

         (a) [*] of Net Sales by CONNECTIVE or an Affiliate of Product in a country in the Territory where such Product is covered by a Valid Claim of a Patent;

         (b) [*] of Net Sales by an unaffiliated third party CONNECTIVE sub-licensee of Product in a country in the Territory where such Product is covered by a Valid Claim of a Patent;

         (c) [*] of Net Sales by CONNECTIVE or an Affiliate of Product in a country in the Territory where such Product is not covered by a Valid Claim of a Patent, but where CONNECTIVE Retains Market Exclusivity;

         (d) [*] of Net Sales by an unaffiliated third party CONNECTIVE sub-licensee of Product in a country in the Territory where such Product is not covered by a Valid Claim of a Patent, but where CONNECTIVE and/or its sub-licensee retains Market Exclusivity;

         (e) [*] of Net Sales by CONNECTIVE or an Affiliate of Product in a country in the Territory where such Product is not covered by a Valid Claim of a Patent and where CONNECTIVE does not retain Market Exclusivity;


         *Confidential treatment has been requested for the omitted language. All such omitted material has been filed separately with the SEC.
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SOLTEC/CONNECTIVE
License Agreement
Page 5

         (f) [*] of Net Sales by an unaffiliated third party CONNECTIVE sub-licensee of Product in a country in the Territory where such Product is not covered by a Valid Claim of a Patent and where CONNECTIVE and/or its sub-licensee does not retain Market Exclusivity.

5.4 All royalties payable on Net Sales pursuant to this Agreement shall be paid within two (2) months after the close of the Quarter during which the Net Sales were actually made. Each royalty payment shall be accompanied by a statement that sets forth Net Sales during the Quarter in question and the royalty payment due thereon.

5.5      Unless the parties agree otherwise in writing, the royalties of Section
         5.3 will be paid in U.S. Dollars. Royalties with respect to sales made for other than U.S. Dollars shall be computed in U.S. Dollars by converting the Net Sales in the currency of the country in which the sales are made at the average exchange rate for U.S. Dollars prevailing over the last calendar month of the Quarter during which the Net Sales were actually made. The exchange rate shall be the rates published the by the Wall Street Journal, and if it does not publish any such rate or if it is no longer published, a comparable publication to be agreed upon from time to time by the parties.

5.6 If the royalties provided for under this Agreement are greater than the maximum royalties permitted by the laws or regulations of a particular country, the royalty payment with respect to sales in such country shall be equal to such maximum permitted royalty.

5.7 If any taxes, withholding or otherwise, are levied by any taxing authority in connection with the accrual or payment of royalties under this Agreement, CONNECTIVE shall have the right to pay such taxes to the local taxing authorities on behalf of SOLTEC and to remit to SOLTEC in full satisfaction of its royalty obligations under this Agreement the net amount due after reduction by the amount of such taxes, together with evidence of payment of such taxes.

5.8 No royalty payment shall be made with respect to any sale or transfer of a product between and among CONNECTIVE, its Affiliates, its sub-licensees and its distributors. No multiple royalties shall be payable on account of the sale of any Product, regardless of whether or not more than one patent, or patent and other intellectual property rights, exist(s) covering such Product in any country. No royalty shall be payable with respect to samples provided free of charge to physicians.

5.9 CONNECTIVE shall keep records of all items in accordance with generally accepted accounting principles in effect in the respective country where royalties are due and to regularly maintain such records in sufficient detail to permit calculation of Net Sales. Such records shall be retained for three (3) years after the end of the relevant Quarter.

5.10 SOLTEC shall have the right to nominate an independent firm of certified public accountants reasonably acceptable to CONNECTIVE to verify records of CONNECTIVE and for one (1) year thereafter, the calculation of any royalties payable under this Agreement with respect to the preceding calendar year. Such verification shall not occur more than once each calendar year during the term of this Agreement and shall be conducted during normal business hours. The fees and expenses of the accountants performing such verification shall not be borne by CONNECTIVE. The accountants appointed hereunder shall not be authorized to disclose to SOLTEC any information other than the accuracy or inaccuracy of the item(s) to be verified.


         *Confidential treatment has been requested for the omitted language. All such omitted material has been filed separately with the SEC.
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SOLTEC/CONNECTIVE
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5.11     The royalties payable hereunder shall be reduced by the amount of any consideration CONNECTIVE pays if required to obtain a patent license from a third party in order to make, use or sell Product in the Territory.

5.12 Prior to any use of clinical data provided under Section 4.4 to support a product registration, SOLTEC shall pay CONNECTIVE a Clinical Data Access Fee in the amount of [*].

6.       PATENTS

6.1 SOLTEC confirms that the Patents represent the only patent protection it and its Affiliates and related companies (including MEDEVA) has applied for in relation to its hydroalcoholic mousse delivery system.

6.2 SOLTEC shall retain title to the Patents (except to the extent owned by MEDEVA) and to any patent rights and know-how related to the Product developed solely by SOLTEC in the future. CONNECTIVE shall retain title to any patent rights and know-how related to the Product developed solely by CONNECTIVE in the future. Any patent rights and know-how related to the Product developed jointly by SOLTEC and CONNECTIVE in the future shall be owned in equal undivided half interests by SOLTEC and CONNECTIVE.

6.3 SOLTEC (except to the extent a patent is owned by MEDEVA, and in that case SOLTEC represents that MEDEVA) shall be responsible for the prosecution and maintenance of the Patents at SOLTEC's (or MEDEVA's) expense, in consultation with CONNECTIVE. Soltec (or MEDEVA) shall keep CONNECTIVE promptly informed of the status of prosecution of the Patents, including providing copies of all material correspondence with the U.S. or other Patent Office. CONNECTIVE shall have the right to comment upon and make suggestions for such prosecution and SOLTEC (or MEDEVA) agrees to give such comments and suggestions due consideration and not unreasonably to refuse to implement CONNECTIVE's comments and suggestions.

6.4 CONNECTIVE shall assist SOLTEC (or MEDEVA) in prosecuting the Patents as contemplated by Section 6.3 above. If SOLTEC (or MEDEVA) decides to discontinue prosecution or maintenance of any or all of the Patents, at its option CONNECTIVE may elect to continue such prosecution and maintenance at its own expense, upon which election title to such Patent(s) shall be assigned to CONNECTIVE.

6.5 If either party learns that a third party is infringing the Patents, it shall promptly notify the other in writing. The parties shall use reasonable efforts in cooperation with each other to stop such patent infringement without litigation. If such efforts are unsuccessful, SOLTEC shall have the responsibility to remove the infringement of the Patents, including, without limitation, initiating suit. If SOLTEC decides not to take such steps to remove the infringement within three
         (3) months of discovering or being notified of the infringement, CONNECTIVE may, but shall not be required to do so. Any legal action taken under this section will be a the expense of the party by whom suit is filed and will be controlled by the party bringing suit. The party not bringing suit may choose to be represented in any such action by counsel of its own choice at its own expense. If CONNECTIVE elects to bring suit, for the duration of such litigation CONNECTIVE's royalty payments shall be calculated according to Sections 5.3(e) and 5.3(f). The party bringing suit shall be reimbursed for its costs associated with bringing suit with the proceeds of any damages or costs recovered. Any moneys


         *Confidential treatment has been requested for the omitted language. All such omitted material has been filed separately with the SEC.
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SOLTEC/CONNECTIVE
License Agreement
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         remaining shall be split between the parties on an equitable basis proportional to their respective damage from the infringement. If both parties bring suit, equitable apportionment of the costs and damages to be recovered shall be agreed upon before the filing of the suit.

6.6 If a notice of infringement is received by, or a suit is initiated against either SOLTEC or CONNECTIVE with respect to the Product as made, used or sold in the Territory, the parties will in good faith discuss the best way to respond.

7.       COVENANTS, WARRANTIES AND GUARANTEE

7.1 SOLTEC covenants with CONNECTIVE that unless authorized to the contrary by CONNECTIVE in writing it will not disclose any of the Product Information to any third party, except MEDEVA, and will keep the same confidential save as may be required to comply with any regulatory obligations or Court order and save for information which enters into the public domain through no fault of SOLTEC, its nominees, licensees or assigns. For the avoidance of doubt CONNECTIVE acknowledges that subject to 7.3 below SOLTEC is free to disclose any and all of its information regarding its hydroalcoholic mousse delivery system to third parties provided such information is not specific to the use of such delivery system for betamethasone or any other active agents and/or uses of the delivery system that are the subject of CONNECTIVE's remaining Option under the Option Agreement.

7.2 SOLTEC covenants that it is not aware of any outstanding claims concerning its hydroalcoholic mousse delivery system, the Product, or its method of manufacture or concerning any of the rights to be assigned or transferred to CONNECTIVE hereunder.

7.3 SOLTEC shall not use, manufacture, distribute or market the Product or a hydroalcoholic mousse containing a steroid or a steroid salt which is used for dermal application, within the Territory, nor shall SOLTEC authorize or purport to authorize any person firm or company other than CONNECTIVE, its nominees and assigns to do so.

7.4 To the extent that SOLTEC's grant of rights to CONNECTIVE hereunder stems from MEDEVA (e.g., providing a right of cross reference to MEDEVA's MCA Marketing Authorisation Application and licensing MEDEVA's patent application for the Territory and committing to MEDEVA's cooperation with CONNECTIVE with regard to the prosecution, maintenance and enforcement thereof), SOLTEC hereby represents and warrants that it has the full contractual right and authority of MEDEVA to do so (copies attached as Exhibit F, Purchase Agreement Amendment substantially as attached).

7.5 SOLTEC additionally warrants to CONNECTIVE in the terms set out in Exhibit G.

8.       INDEMNIFICATION

8.1 SOLTEC hereby undertakes to indemnify and hold harmless CONNECTIVE from and against any and all liabilities and obligations to third parties incurred or arising in connection with

         (a) failure of the hydroalcoholic mousse delivery system to operate satisfactorily in the delivery of the appropriate quantities of betamethasone when used within
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SOLTEC/CONNECTIVE
License Agreement
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                  expiry date, stored under appropriate conditions and
                  manufactured in accordance with the specification in Exhibit
                  C;

         (b) claims for breach of third party intellectual property rights by the manufacture, use and/or sale of Product or the use or exercise of the intellectual property rights, technology and/or information transferred to CONNECTIVE hereunder; and

         (c) the negligence or willful default of SOLTEC in the performance of its obligations hereunder including but not limited to the provision of services and assistance.

         Such indemnification shall not apply in respect of any such liabilities and obligations as arise out of any negligence or wrongful act of CONNECTIVE its nominees or assigns.

8.2 CONNECTIVE hereby undertakes to indemnify the SOLTEC from and against all liabilities and obligations incurred or arising in connection with or arising out of the negligence or willful default in the manufacture and/or sale by CONNECTIVE and/or its nominees or assigns of the Product to the extent that such claims are not related to the Product SAVE THAT SOLTEC shall remain responsible for its warranties as stated in this Agreement including Schedule III hereto and CONNECTIVE shall have no responsibility for any liability or damage where the same arises directly or indirectly from a breach of warranty.

9.       GENERAL TERMS AND CONDITIONS

9.1 In order to facilitate this Agreement it will be necessary for the parties to exchange certain Proprietary Information, each recipient of which agrees to retain such Proprietary Information in strict confidence and not to disclose or transfer to any party or use other than as authorized by the terms of this Agreement or otherwise in writing by the discloser. The parties hereby acknowledge that such Proprietary Information can constitute "inside information" for securities purposes and the responsibility to refrain from any unauthorized disclosure, trading or other such use. These obligations of confidentiality and non-use shall not apply to Proprietary
         Information: (a) that was previously known to the recipient as evidenced by recipient's written records, b) that is lawfully obtained by recipient from a source independent of the discloser, or c) that is now or becomes public knowledge other than by breach of this Agreement. These obligations of confidentiality and non-use shall survive the expiration or termination of this Agreement.

9.2      Arbitration and Applicable Law

         Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or termination thereof shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In any arbitration pursuant to this section, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members, one being appointed by each party and the third being appointed by mutual agreement of the two arbitrators appointed by the parties. The place of arbitration shall be Palo Alto, California. The arbitrators shall apply the law of the State of California (regardless of that jurisdiction's or any other jurisdiction's choice of law principles).

9.3      Notices
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SOLTEC/CONNECTIVE
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         Any notice required or permitted by the terms of this Agreement shall be given by registered mail, prepaid and properly addressed, or delivered by hand to SOLTEC or CONNECTIVE at the respective addresses first given above or at such other address as either party hereto may designate by notice pursuant hereto. Any such notice shall be deemed to have been given when received. All notices to CONNECTIVE shall be sent to the attention of its President, with a copy to Vice President, Intellectual Property.

9.4      Term and Termination

         (a) This Agreement shall come into force with effect from the Transfer Date and shall remain in force for the longer of ten
                  (10) years from CONNECTIVE's NDA approval or expiration of the last to expire Patent having a Valid Claim in the Territory.

         (b) If either party hereto breaches any of the terms of this Agreement, and fails to remedy such breach within two (2) months after written notice thereof from the other party pursuant to Section 9.3, the other party may at its option terminate this Agreement immediately upon written notice pursuant to Section 9.3 to the breaching party, upon which event all rights of the breaching party shall terminate upon the effective date of termination specified in such notice.

9.5      Announcements/Publicity

         Subject to the requirements of law and/or The Stock Exchange in London or New York (Nasdaq), any announcements or publicity (whether verbal or written, including, but not limited to shareholder reports, prospectuses, communications with stock market analysts, press releases or other communications with the media) to be made or given in respect of this Agreement by either party shall be subject to the prior approval in writing of the other party (such approval not to be unreasonably withheld or delayed) where such announcement or publicity refers to such other party.

9.6      Force Majeure

         Neither party shall be liable for failure to perform any duty or obligation that party may have under this Agreement where such failure has been occasioned by any Force Majeure which shall mean and include government regulation, fire, strike, inevitable accident, national emergency, or any other cause outside the reasonable control of the party having the duty so to perform. Such failure to perform shall only be excusable under the provisions of this Section for so long as, and to the extent that, the same is rendered impossible by Force Majeure. The party claiming that Force Majeure has occurred shall send to the other party within five working days of the first occurrence of Force Majeure full particulars thereof including its date of first occurrence and of the cause or event giving rise to it. Notwithstanding the relief granted to any party by this Section, the relevant party shall nevertheless use its reasonable endeavors in any situation where it has invoked this Section to perform its relevant obligations as soon as possible after Force Majeure has ceased.

SOLTEC/CONNECTIVE
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9.7      Assignment

         Save as otherwise agreed this Agreement may not be assigned by either of the parties but CONNECTIVE shall be entitled to assign or delegate performance of this Agreement to any company which is an Affiliate of CONNECTIVE provided that CONNECTIVE shall ensure that any such Affiliate shall perform in accordance with the terms of this agreement. For the avoidance of doubt the provisions of this sub-section shall not prevent CONNECTIVE, or any Affiliate to which it has assigned its rights, from sub-licensing the rights granted to CONNECTIVE hereunder provided that such sub-licensing shall be effected on terms which are not inconsistent or in conflict with the terms of this Agreement and further provided that CONNECTIVE shall remain responsible for royalty payments in accordance with the terms of this Agreement on Products sold by such sub-licensee as if such sales had been made by CONNECTIVE.

9.8      Survival

         (a) The covenants and agreements set forth in Sections 2.1 and 2.4 shall survive any expiration of this Agreement and remain in full force and effect.

         (b) The covenants and agreements set forth in Sections 4.2, 8 and 9 shall survive any termination or expiration of this Agreement and remain in full force and effect regardless of the cause of termination.

9.9      Nonwaiver of Rights

         No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

9.10     Headings

         Section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

9.11     Validity of Provisions and Severability

         If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction: such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken; the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and the remainder of this Agreement will remain in full force and effect.

9.12     Entire Agreement

         This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified except by a writing signed by the parties' authorized representatives.

SOLTEC/CONNECTIVE
License Agreement
Page 11

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first above written.

CONNECTIVE THERAPEUTICS, INC.              SOLTEC RESEARCH PTY LTD.

By  /s/Thomas G. Wiggans                   By  /s/Geoff L. Mullen
  -------------------------------            -------------------------------
       Thomas G. Wiggans                          Geoff L. Mullen
       President & CEO                            Sales and Marketing Director

Date  7/1/96                               Date   7/1/96
    -------------------------------            -------------------------------

                                   EXHIBIT A

[LOGO] C O N N E C T I V E
       T H E R A P E U T I C S


March 25, 1996 - VIA FACSIMILE AND FEDEX

Mr. Geoff Mullen
Sales & Marketing Director
SOLTEC RESEARCH PTY LTD.
8 Macro Court
Rowville
Victoria 3178
AUSTRALIA

Re:      Pharmaceutical Mousse Delivery System Technology
         Exclusive Option Letter Agreement

Dear  Mr. Mullen:

This will confirm that Connective Therapeutics, Inc. ("Connective") is interested in obtaining from Soltec Research Pty Ltd. ("Soltec") an exclusive option for the Pharmaceutical Mousse Delivery System Technology, exemplified as employed with betamethasone valerate as the active agent in the Betamousse product described in the MCA Marketing Authorisation Application under the Marketing Authorisation Type and Number PL0039/0488 (the "Technology").

Connective agrees to pay Soltec an Option Fee in the amount of [*] in exchange for an exclusive option (the "Option") effective March 25, 1996, for one or more licenses (each, the "License") including the following:

         Exclusive rights, including the right to grant sub-licenses, under all intellectual property (including Soltec's know-how and U.S. Patent Application Serial No. 403,110, filed March 14, 1995) pertaining to the Technology for the NAFTA territory, each such License covering the Technology as employed with a particular active agent and/or use (the "Product").

         An up-front payment (the "License Fee") of [*] payable as follows: [*] upon signing the License agreement, [*] upon filing of Connective's NDA for a Product covered by the License, and [*] upon approval of Connective's NDA for a Product covered by the License. Connective's Option Fee of [*] shall be fully creditable against the first License Fee arising upon exercise of the Option granted hereunder.

         The remaining terms (including a royalty reasonably related to the value of the Technology for the Product) of each License are to be negotiated in good faith between the parties upon exercise of Connective's Option. For purposes of the License contemplated for the betamethasone valerate Product, it is agreed that Connective's royalty payments will be no more than [*] of Connective's net sales (to be defined), nor more than [*] of net sales by an unaffiliated third party Connective sub-licensee.

               CONNECTIVE THERAPEUTICS, INC.
               3400 WEST BAYSHORE ROAD
               PALO ALTO, CA 94303
               TEL: 415-843-2800
               FAX: 415-843-2899


         *Confidential treatment has been requested for the omitted language. All such omitted material has been filed separately with the SEC.

Exlusive Option Letter Agreement
Page 2

Connective's Option shall include all active agents and/or uses of the Technology set forth in Exhibit A hereto. Connective is further granted the right of first refusal, on a most favored nations basis, for any additional or subsequently identified uses of the Technology for Products having current therapeutic application with active ingredients prescribed by physicians and any over-the counter versions of prescription Products developed by Connective hereunder (excluding the surgical antiseptic and pediculocide uses previously licensed by Soltec, and cosmetic, over-the-counter products including those currently under discussions between Soltec and third parties), pursuant to which:

         Soltec shall first offer a License for any such additional or subsequently identified use to Connective prior to offering same to any third party, such License to be on terms no less favorable than those to be offered to such third party, and

         Connective may notify Soltec of any such additional or subsequently identified use and receive a License thereto upon payment of the License Fee of [*], payable as set forth above.

If Connective fails to exercise this Option within One Hundred Twenty (120) days of the effective date, then the Option shall expire and Connective shall forfeit one-half of the Option Fee, the other half to be promptly refunded to Connective. If Connective timely exercises the Option for any Product, then its option for all other active agents and/or uses of the Technology as set forth in Exhibit A and right of first refusal shall extend for ten (10) years from the effective date.

Soltec represents and warrants that it has the full right and authority to convey the License for the Technology to Connective, and further that there has been no sale assignment, license or transfer to any person, firm or corporation which would be inconsistent with these representations and warranties.

If this is acceptable to Soltec, please have this fax executed by Soltec's duly authorized representative and transmit the signed agreement to me via fax at 415-843-2899 along with payment instructions for the Option Fee, to be paid within 10 business days of Connective's receipt of the signed fax. We will send both originals of this Option Letter Agreement, which may be executed in counterparts, via FedEx for Soltec's execution and the return one fully executed original to the attention of Mr. David Lowin at Connective.

Very truly yours,

CONNECTIVE THERAPEUTICS, INC.             UNDERSTOOD AND ACCEPTED:
                                          SOLTEC RESEARCH PTY LTD.

By  /s/Richard J. Hammel                  By  /s/G.L. Mullen
  -------------------------                 --------------------------------
   Richard J. Hammel, Ph.D.
   Vice President,                        Name  G.L. Mullen
   Commercial Development                     ------------------------------

                                          Title Sales & Marketing Director
                                               -----------------------------

Date   March 25, 1996                     Date   April 1, 1996
    -----------------------                   ------------------------------

c:       Mr. Steve Harris


         *Confidential treatment has been requested for the omitted language. All such omitted material has been filed separately with the SEC.

Exclusive Option Letter Agreement
Page 3

                                    EXHIBIT A

                        ACTIVE AGENTS AND TECHNOLOGY USES

BETAMETHASONE VALERATE, i.e., the active agent in the Betamousse product described in the MCA Marketing Authorisation Application under the Marketing Authorisation Type and Number PL0039/0488, and other mid- and high-potency corticosteroids.

MINOXIDIL and other agents for topical application to the scalp for treatment of alopecia.

FLUCONAZOLE and other antifungal agents.

HYDROCORTISONE and other antipruretic agents.

BENZOCAINE, LIDOCAINE and other anesthetic agents.

ANALGESIC AGENTS, such as non-steroidal antiinflammatories and capsaicins.

                        CONFIDENTIAL DISCLOSURE AGREEMENT

         THIS AGREEMENT, effective March 13, 1996, by and between Connective Therapeutics, Inc., ("CONNECTIVE"), a corporation of the State of Delaware, having an address at 3400 West Bayshore Road, Palo Alto, California 94303, and Soltec Research Pty Ltd. ("SOLTEC"), having an address at {8 Macro Court, Rowville, Victoria 3178, AUSTRALIA shall govern the conditions of disclosure to CONNECTIVE from SOLTEC of certain confidential information relating to the Banlice Pediculicide patent application (hereinafter referred to as "INFORMATION").

         Written INFORMATION shall be subject to the terms of this Agreement only if marked "Confidential." Verbally disclosed INFORMATION shall be subject to the terms of this Agreement only if confirmed as "Confidential" in writing, within one (1) month of the initial verbal disclosure thereof.

In consideration of SOLTEC's disclosure of said INFORMATION, CONNECTIVE hereby agrees:

         (a) not to use such INFORMATION except for the purpose of evaluating CONNECTIVE'S interest in the pharmaceutical mousse delivery system technology; and
         (b) not to disclose the INFORMATION to others (except to its employees, agents, or affiliates who reasonably require same for the purpose hereof and who are bound by like obligations as to confidentiality) without SOLTEC's permission, except that CONNECTIVE shall not be prevented from using or disclosing information:
                  (i) which CONNECTIVE can demonstrate by written records was known to CONNECTIVE before the disclosure hereunder; or
                  (ii) which is now, or becomes in the future, public knowledge other than by breach of this Agreement by CONNECTIVE; or
                  (iii) which is lawfully obtained by CONNECTIVE from a source independent of SOLTEC; or
                  (iv) which has been, or is subsequently, disclosed by SOLTEC to any third party on a non-confidential basis.

CONFIDENTIAL DISCLOSURE AGREEMENT                                     PAGE 2

         SOLTEC represents and warrants having the full right and authority to disclose the INFORMATION to CONNECTIVE.

         It is further agreed that the furnishing of INFORMATION to CONNECTIVE shall not be deemed an admission by CONNECTIVE of the novelty or patentability of said subject matter.

         The obligations of CONNECTIVE under the terms of this Agreement shall remain in effect for five (5) years from the effective date hereof.

         If requested, upon completion of the evaluation, CONNECTIVE shall return all tangible INFORMATION to SOLTEC, except that CONNECTIVE shall have the right to retain one (1) record copy of such tangible INFORMATION in its legal files, to ascertain any continuing obligations to SOLTEC hereunder.

         This Agreement shall be interpreted and enforced in accordance with the laws of California (regardless of the choice of law principles of California and any other jurisdiction).

CONNECTIVE THERAPEUTICS, INC.             SOLTEC RESEARCH PTY LTD.

By  /s/Thomas G. Wiggans                  By  /s/Geoffrey L. Mullen
  ---------------------------               ----------------------------------
       Thomas G. Wiggans
       President & CEO                    Print Name  Geoffrey L. Mullen
                                                    --------------------------

Date  3/13/96                             Title  Sales and Marketing Director
    -------------------------                  -------------------------------

                                          Date  18th March 1996.
                                              --------------------------------

[LOGO] C O N N E C T I V E
       T H E R A P E U T I C S

June 14, 1996

Mr. Geoff Mullen
Sales & Marketing Director
SOLTEC RESEARCH PTY LTD.
8 Macro Court, Rowville
Victoria 3178
AUSTRALIA

Re:      Amendment Letter

Dear Mr. Mullen:

This will confirm the understanding reached during our meeting on May 23, 1996 with regard to Connective's Option under the Exclusive Option Letter Agreement dated March 25, 1996 (the "Letter Agreement").

Having timely exercised the Option with regard to betamethasone valerate, Connective's option for "all other active agents and/or uses of the Technology as set forth in Exhibit A" (of the Letter Agreement) and "right of first refusal, on a most favored nations basis, for any additional or subsequently identified uses of the Technology" extends until March 25, 2006. Soltec has requested that the Letter Agreement be amended with regard to the subject matter encompassed by these continuing rights of Connective. Connective is willing to accommodate Soltec's request by amending the Letter Agreement to add the following provisions.

         If Soltec is contacted by a third party proposing contract research and development, or a license under the Pharmaceutical Mousse Delivery System Technology:

                  If the proposal entails such third party's own patented active agent that is not reasonably anticipated to be competitive with active agent(s) for which Connective's Option has previously been exercised (e.g., a topical steroid), then Connective's above-referenced rights shall not preclude Soltec from accepting the proposal; or

                  If the proposal entails such third party's own patented active agent that is reasonably anticipated to be competitive with active agent(s) for which Connective's Option has previously been exercised (e.g., a topical steroid), then Connective's above-referenced rights shall not preclude Soltec from accepting the proposal under the condition that such competitive third-party product incorporating the Technology not be commercialized in Connective's Territory until five (5) years after the exercise of Connective's Option, and that upon commercialization Connective's royalty rate for its Product facing such competition shall be reduced to [*] of Net Sales by Connective and [*] of Net Sales by a Connective sub-licensee.

                  CONNECTIVE THERAPEUTICS
                  3400 WEST BAYSHORE ROAD
                  PALO ALTO, CA 94303
                  TEL: 415-842-2800
                  FAX: 415-843-2899


         *Confidential treatment has been requested for the omitted language. All such omitted material has been filed separately with the SEC.

Amendment Letter
June 14, 1996
Page 2

         Connective's right of first refusal shall be extended to cover any rights offered to or acquired by Soltec within Connective's Territory to a Technology Product entailing a third party's patented active agent.

         Otherwise, Connective's Option and right of first refusal shall remain as set forth in the Letter Agreement.

This Amendment Letter shall also serve to correct the erroneous reference to U.S. Patent Application Serial No. 403,110, filed March 14, 1995, which reference should have been PCT application GB96 00490, filed March 1, 1996 and claiming priority from UK application 9504265.1, filed March 5, 1995.

Please indicate your agreement to the foregoing amendment by executing one of the duplicate originals of this Amendment Letter.

CONNECTIVE THERAPEUTICS, INC.

By  /s/Richard J. Hammel
  -----------------------------
     Richard J. Hammel, Ph.D.
     Vice President
     Commercial Development

Date  7-1-96
    ---------------------------


UNDERSTOOD AND ACCEPTED:

SOLTEC RESEARCH PTY LTD.

By  /s/Geoff L. Mullen
  -----------------------------
    Geoff L. Mullen
    Sales and Marketing Director

Date  7-1-96
    ---------------------------

c:       Mr. Steve Harris
         Mr. Tom Wiggans
         Soltec Option File

                                   EXHIBIT B

              CORTICOSTEROID-CONTAINING PHARMACEUTICAL COMPOSITION

                                        [*]





        * Confidential treatment has been requested for the omitted language. All such omitted material has been filed separately with the SEC.

                                    EXHIBIT C

                                     PRODUCT

                                 NAME OF PRODUCT

                          BETAMETHASONE VALERATE MOUSSE

                                  SPECIFICATION

                    Betamethasone Valerate Mousse - F37/37/2

  Item         Approved Name                Commercial Name                   %W/W



                                      [*]





        * Confidential treatment has been requested for the omitted language. All such omitted material has been filed separately with the SEC.

                                    EXHIBIT D

                            MCA MARKETING AUTHORIZATION

                                    APPLICATION



                                        [*]





        * Confidential treatment has been requested for the omitted language. All such omitted material has been filed separately with the SEC.

                                    EXHIBIT E

                               SOLTEC's ASSISTANCE

1. Provision of formula, manufacturing methods, test specifications, packaging specification and raw material specifications.

2. Prompt responses to CONNECTIVE or manufacturer's queries with regard to the technology.

3. Provision of qualified chemist to supervise pre-production or manufacturing trials. Limited to no more than 2 visits per annum where the trials do not fit in with a regular visit.

4. Technical improvements to the Products as and when they become available.

5. Validation of Production Methodology, analysis of Product and validation of Product assay.

6. Provision of information with regard to any application for patent protection.

                                   EXHIBIT F

                             DATED 26th April 1994


                          SOLTEC RESEARCH PTY LIMITED

                                     - and-

                                   MEDEVA PLC


                       ---------------------------------
                               PURCHASE AGREEMENT
                       ---------------------------------




                                      [*]






        * Confidential treatment has been requested for the omitted language. All such omitted material has been filed separately with the SEC.

                                    EXHIBIT G

                                   WARRANTIES

For the purpose of the following warranties, where any statement is qualified by the expression "to the best of SOLTEC's knowledge and belief" or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful inquiry. The term 'Delivery System' where used below shall mean SOLTEC's hydroalcoholic mousse delivery system itself and when used in conjunction with any active ingredient.

SOLTEC warrants as follows:

1.       CAPACITY

         SOLTEC has all requisite power and authority to enter into and perform this Agreement.

2.       ACCURACY OF INFORMATION.

2.1 The information given in Exhibit C to this Agreement is true and accurate in all material respects and is not misleading because of any omission or ambiguity or for any other reason.

2.2 To the best of SOLTEC's knowledge and belief the Product Information is at the date hereof complete and accurate in all material respects in relation to the matters it is expressed to relate to and will be kept complete and accurate until the same is handed over to CONNECTIVE.

2.3 To the best of SOLTEC's knowledge and belief the information provided to CONNECTIVE regarding the Product and the Delivery System is not misleading and is complete and accurate in all material respects and where SOLTEC has provided data or information which has been extracted from any other source that information has been correctly extracted is not misleading and accurately reflects the source material. To the best of SOLTEC's knowledge information and belief there are no other facts or matters which render any such information misleading in any material respects. SOLTEC is not aware of any other fact or matter which has not been disclosed to CONNECTIVE and which in the reasonable opinion of SOLTEC may have a material adverse affect on the business of using, manufacturing, marketing and/or distributing the Product.

3.       INVESTIGATIONS

         To the best of SOLTEC's knowledge and belief there are not pending or in existence and SOLTEC is not aware of any event or circumstance which might give rise to any investigations or inquiries by or on behalf of any government or other body with respect to or affecting the Product and or the Delivery System.

EXHIBIT G
Page 2

4.       COMPETITIVE PRODUCTS

4.1 There is no product due to be launched (or licensed to a third party) by SOLTEC or any of its Affiliates following the date hereof which would compete with the Product.

4.2 SOLTEC has no agreements or arrangements for the manufacture, distribution or sale of the Product with any other party except MEDEVA.

5.       LITIGATION

5.1 Neither SOLTEC nor any Affiliate is engaged in any litigation, arbitration, administration or criminal proceedings whether as Plaintiff, Defendant or otherwise with respect to the Product, the Delivery System or the Patents. No litigation, arbitration, administrative or criminal proceedings by or against SOLTEC in relation to the same is threatened and there is no fact or circumstances known to SOLTEC which SOLTEC reasonably believes is likely to give rise to any such litigation or arbitration, administrative or criminal proceedings.

5.2 SOLTEC is not and has never been a party to any undertaking or assurance given to any court or governmental body, agency or department with respect to the Product or the Delivery System that could affect the ability of CONNECTIVE to sell the Product.

5.3 SOLTEC has not received any claim for damages or compensation in the five years prior to the date hereof arising out of any injury to any person caused or alleged to have been caused by the Product, the Delivery System the Product Information or any ingredients of the Product.

5.4 SOLTEC has not received and is not aware of any complaint or investigation concerning or relating to the Product and/or the Delivery System and so far as SOLTEC is aware no regulatory authority or any other governmental authority is carrying out any investigation into the efficacy or safety of the Product and/or the Delivery System that. could affect the ability of CONNECTIVE to sell the Product.

6.       COMPLIANCE WITH LEGISLATION

6.1 SOLTEC has at all relevant times tested and developed the Product in accordance with all relevant legislation to the best of its ability within the major markets.

7.       INTELLECTUAL PROPERTY

7.1 No claim has been made or threatened against SOLTEC alleging any infringement by the Product and/or the Delivery System of any trademark, patent or other intellectual property rights of any third party.

7.2 No claim is outstanding or threatened by SOLTEC alleging any infringement of the Patents and SOLTEC is not aware of any circumstances which might give rise to such a claim.

EXHIBIT G
Page 3

7.3 SOLTEC has not granted any license under the Product Information or the Patents in respect of the Product or a hydroalcoholic mousse containing a steroid salt and CONNECTIVE will not require any other license of intellectual property rights in respect of its manufacture, use or sale of a product containing or using the Delivery System.

7.4 SOLTEC has no interest in or rights to or over any trademarks or patents or other intellectual property rights relating specifically to the Product and/or the Delivery System other than the Patents and the other rights referred to herein.

7.5 None of the processes or materials used in the Delivery System, the Product or the testing, manufacture or processing thereof infringes any right of any other person relating to intellectual property or otherwise or involves the unlicensed use of know-how or confidential information in circumstances which might entitle that person to make a claim against SOLTEC or CONNECTIVE or to acquire the use of such know-how or confidential information to cease.

7.6 The Product Information comprises all information necessary to enable the Product to be manufactured to the specification (as set out in Exhibit C) and to be manufactured to the same quality as the Product is (or other equivalent products are) currently manufactured by or with the assistance of SOLTEC.

7.7 To the best of SOLTEC's knowledge and belief the Patents will when granted be valid patents granting effective and enforceable protection to CONNECTIVE in respect of the Product, its use, manufacture and sale.